Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SPRUCE POWER HOLDING CORPORATION

SPRUCE POWER HOLDING CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Corporation and declaring said amendment to be advisable. The resolution setting forth the amendment is as follows:

RESOLVED: That the Second Amended and Restated Certificate of Incorporation of the Corporation be amended to add the following paragraph at the end of the FOURTH Article as a new Section C:

“C. Reverse Stock Split. Upon this Amendment to the Second Amended and Restated Certificate becoming effective pursuant to the DGCL (the “Effective Time”), each eight (8) shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu thereof, (a) with respect to holders of one or more certificates, if any, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, upon surrender after the Effective Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment (the “Fractional Share Payment”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share on the trading day immediately preceding the Effective Time as reported by The New York Stock Exchange (as adjusted to give effect to the Reverse Stock Split); provided that, whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (i) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering and (ii) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified, combined and reconstituted; and (b) with respect to holders of shares of Common Stock in book-entry form in the records of the Corporation’s transfer agent that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split (after aggregating all fractional shares), following the Effective Time, shall be entitled to receive the Fractional Share Payment automatically and without any action by the holder. Any stock certificate and book-entry position that, immediately prior to the Effective Time, represented shares of Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock equal to the product obtained by multiplying the number of shares of Common Stock represented by such certificate or book-entry position immediately prior to the Effective Time by one divided by eight (8).”

SECOND: That the foregoing amendment has been consented to and authorized by the stockholders of the Corporation at a special meeting of stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the foregoing amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall be effective at 5:00 p.m., Eastern Time, on October 6, 2023.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 6th day of October, 2023.

SPRUCE POWER HOLDING CORPORATION

BY	/s/ Christian Fong
Christian Fong, Chief Executive Officer